As filed with the Securities and Exchange Commission on May 15, 2015

Registration No. 333-194124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194124

CIG WIRELESS CORP.

(Exact name of registrant as specified in its charter)

Nevada	68-0672900
(state or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

11120 South Crown Way, Suite 1

Wellington, Florida 33414

(561) 701-8484

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CIG WIRELESS CORP. 2014 EQUITY INCENTIVE PLAN

 (Full Title of the Plan)

CSC Services of Nevada, Inc.

2215-B Renaissance Drive

Las Vegas, Nevada 89119

(888) 921-8397

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

CiG Wireless Corp. (the “Registrant”), is filing this Post-Effective Amendment No. 1 to the following Registration Statement on Form S-8 (the “Registration Statement”) to deregister any and all securities that remain unsold under Registration Statement No. 333-194124, filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2014, registering the offer and sale of the Registrant’s common stock, par value $0.00001 per share (the “Common Shares”), issuable pursuant to the Registrant’s 2014 Equity Incentive Plan.

On May 15, 2015, pursuant to the Agreement and Plan of Merger dated as of March 20, 2015, as amended on March 26, 2015 and as further amended on May 1, 2015 (as amended, the “Merger Agreement”), by and among CiG Wireless Corp. (the “Company”), Vertical Steel Merger Sub Inc. (“Merger Sub”), and Vertical Bridge Acquisitions, LLC (“Parent”), the Company completed its merger (the “Merger”) with Merger Sub, a wholly-owned subsidiary of Parent, whereby Merger Sub merged with and into the Company with the Company continuing as the surviving corporation in the Merger, and as a result of which, the Company has been acquired by and has become a wholly-owned subsidiary of Parent.  The Merger became effective on May 15, 2015.

Following the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on May 15, 2015.

CIG WIRELESS CORP.

By:	/s/ Alex Gellman
Name:	Alex Gellman
Title:	Chief Executive Officer & President

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.